EXHIBIT 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 30, 2022, between Unrivaled Brands, Inc., a Nevada corporation (the “Company”), and the purchasers identified on the signature pages hereto (each a “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company (such transaction, the “Private Placement”) for cash and other valuable consideration, Securities of the Company as defined and described more fully in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For purpose of this definition, “control” and related words are used as such terms are used in and construed under Rule 405 under the Securities Act. Notwithstanding the foregoing, the Purchaser and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered “Affiliates” of each other.

“AML/CTF Regulation” has the meaning ascribed to such term in Section 3.1(ll).

“BHCA” has the meaning ascribed to such term in Section 3.1(ii).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except Saturdays, Sundays, any day that is a federal holiday in the United States and any day on which the Federal Reserve Bank of New York is not open for business.

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Closing Date” means the Trading Day on which, or next following the day on which, all of the Transaction Documents required to be executed or delivered prior to the Closing have been executed and delivered by the applicable parties thereto and all other conditions precedent to (i) each Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

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“Common Stock” means the common stock of the Company, par value $0.001 per share, any Capital Stock into which such shares of common stock shall have been changed, and any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including whether or not presently convertible, exchangeable or exercisable, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to purchase, subscribe or otherwise receive, Common Stock.

“Common Warrant Shares” means the shares of Common Stock issuable upon exercise of the Common Warrants.

“Common Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2 hereof, which warrants shall be immediately exercisable and have terms of exercise equal to 3 years, in substantially the form of Exhibit B attached hereto.

“Company Covered Person” has the meaning ascribed to such term in Section 3.1(ll).

“Consents” means any approval, consent, authorization, notice to, or any other action by, any Person other than any Governmental Authority.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with the terms hereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement. For purposes of this definition, cryptocurrencies shall be considered currencies.

“Derivative” means any Interest Rate Agreement, Currency Agreement, futures or forward contract, spot transaction, commodity swap, purchase or option agreement, other commodity price hedging arrangement, cap, floor or collar transaction, any credit default or total return swap, any other derivative instrument, any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable, including interest rates, currency values, insurance, catastrophic losses, climatic or geological conditions or the price or value of any other derivative instrument. For the purposes of this definition, “derivative instrument” means “any derivative instrument” as defined in Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) of the United States Financial Accounting Standards Board, and any defined with a term similar effect in any successor statement or any supplement to, or replacement of, any such statement.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Disqualification Event” has the meaning ascribed to such term in Section 3.1(ll).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Evaluation Date” has the meaning ascribed to such term in Section 3.1(q).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Reserve” has the meaning ascribed to such term in Section 3.1(ii).

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“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently throughout the periods referenced and consistently with (a) the principles and standards set forth in the opinions and pronouncements of the Financial Accounting Standards Board or any successor entity, (b) to the extent consistent with such principles, generally accepted industry practices and (c) to the extent consistent with such principles and practices, the past practices of the Company as reflected in its financial statements disclosed in SEC Reports.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any municipality, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any central bank stock exchange regulatory body arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Intellectual Property Rights” means, collectively, all copyrights, patents, trademarks, service marks and trade names all applications for any of the foregoing, together with: (i) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (ii) all licenses or user or other agreements granted with respect to any of the foregoing, in each case whether now or hereafter owned or used; (iii) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (iv) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (v) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (vi) all applications for any of the foregoing and (vii) all causes of action, claims and warranties, in each case, now or hereafter owned or acquired in respect of any item listed above.

“Legend Removal Date” has the meaning ascribed to such term in Section 4.1(c).

“License Agreements” has the meaning ascribed to such term in Section 3.1(m).

“Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, right of first refusal, preemptive right, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Losses” means all liabilities, rights, demands, covenants, duties, obligations (including indebtedness, receivables and other contractual obligations), claims, damages, Proceedings and causes of actions, settlements, judgments, damages, losses (including reductions in yield), debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, Taxes, interest, charges, costs, fees and expenses (including fees, charges, and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble.

“Material Adverse Effect” means material adverse effect on, or change in, (a) the legality, validity or enforceability of any portion of any Transaction Document, (b) the operations, assets, business, prospects or condition (financial or otherwise) of the Company, or (c) the ability of the Company to perform on a timely basis its obligations under any Transaction Document for any reason whatsoever, whether foreseen or unforeseen, including due to pandemic, acts of a Governmental Authority, interruption of transportation systems, strikes, terrorist activities, interruptions of supply chains or acts of God.

“OFAC” has the meaning ascribed to such term in Section 3.1(gg).

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“Permit” means, with respect to any Person, any permit, filing, notice, license, approval, variance, exception, permission, concession, grant, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other contractual obligation or arrangement with, or authorization by, to or under the authority of, any Governmental Authority or pursuant to any Regulation, or any other action by any Governmental Authority in each case whether or not having the force of law and affecting or applicable to or binding upon such Person, its contractual obligations or arrangements or other liabilities or any of its property or to which such Person, its contractual obligations or any of its property is or is purported to be subject.

“Person” means an individual, partnership, corporation, incorporated or unincorporated association, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof or other entity of any kind.

“Preferred Stock” means the shares of the Company’s Series V Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Series V Certificate of Designation, in the form of Exhibit C hereto.

“Proceeding” against a Person means an action, suit, litigation, arbitration, investigation, complaint, dispute, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against, affecting or purporting to affect such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Authority.

“Prohibited Short Sale” has the meaning ascribed to such term in Section 4.12(a).

“Pro Rata Portion” means, with respect to a Purchaser and a group of Purchasers as of a particular date, the ratio of (i) the Subscription Amount of shares of Preferred Stock purchased on or prior to such date by such Purchaser (including, for the avoidance of doubt its predecessors and assignors) that remain outstanding on such date to (ii) the sum of the aggregate Subscription Amounts of shares of Preferred Stock purchased by all Purchasers (including, for the avoidance of doubt, their predecessors and assignors) in such group on or prior to such date that remain outstanding on such date.

“Public Information Failure” has the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” has the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” has the meaning ascribed to such term in Section 4.9.

“Regulation” means, all international, federal, state, provincial and local laws (whether civil or common law or rule of equity and whether U.S. or non- U.S.), treaties, constitutions, statutes, codes, tariffs, rules, guidelines, regulations, writs, injunctions, orders, judgments, decrees, ordinances and administrative or judicial precedents or authorities, including, in each case whether or not having the force of law, the interpretation or administration thereof by any Governmental Authority, all policies, recommendations or guidance of any Governmental Authority and all administrative orders, directed duties, directives, requirements, requests.

“Related Parties” of any Person means such Person, (i) each Affiliate of such Person, (ii) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Capital Stock having ordinary voting power in the election of directors of such Person or such Affiliate, (iii) each of such Person’s or such Affiliate’s officers, managers, directors, joint venture partners, partners and employees (and any other Person with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title or classification as a contractor under employment Regulations), (iv) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of any of the foregoing, (v) any trust or beneficiary of a trust of which any of the foregoing are the sole trustees or for the benefit of any of the foregoing. Notwithstanding the foregoing, the Purchaser and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered “Related Parties” of each other.

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“Required Filings” means (a) any filing required pursuant to Section 4.3 or 4.14, (b) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Underlying Shares and the listing of the Underlying Shares for trading thereon in the time and manner required thereby and (c) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws.

“Required Purchasers” means Purchasers holding more than 50% in interest of the shares of Preferred Stock sold in the Private Placement that are then issued and outstanding.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region that is subject to, the target of, or purported to be subject to, Sanctions Laws.

“Sanctions Laws” means all applicable Regulations concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by OFAC, including the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. § 23499aa-9 et seq.); the Patriot Act; and the Trading with the Enemy Act (TWEA) (50 U.S.C. § 5 et seq.).

“Sanctioned Person” means (a) any Person that is listed in the annex to, or otherwise subject to the provisions of, Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism, effective September 24, 2001; (b) any Person that is named in any Sanctions Laws-related list maintained by OFAC, including the “Specially Designated National and Blocked Person” list; (c) any Person or individual located, organized or resident or determined to be resident in a Sanctioned Jurisdiction that is, or whose government is, the target of comprehensive Sanctions Laws; (d) any organization or Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c); and (e) any Person that commits, threatens or conspires to commit or supports “terrorism”,” as defined in applicable United States Regulations.

“SEC Reports” has the meaning ascribed to such term in Section 3.1(h).

“Securities” means for each Purchaser, the Preferred Stock and the Common Warrants purchased pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series V Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Nevada, in the form of Exhibit C attached hereto.

“Shell Company” means an entity that fits within the definition of “shell company” under Section 12b-2 of the Exchange Act and Rule 144.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Stated Value” means the Stated Value per share of Series V Preferred Stock as set forth on Schedule I hereto.

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“Stock Equivalents” means all securities and/or indebtedness convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options, scrip rights, calls or commitments of any character whatsoever, and all other rights or options or other arrangements (including through a conversion or exchange of any other property) to purchase, subscribe for or acquire, any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subscription Amount” means, as to any Purchaser, the aggregate amount to be paid for the Securities purchased hereunder as specified on Schedule I.

“Subsidiary” means (a) any subsidiary of the Company as set forth in, or otherwise required to be set forth in, the SEC Reports on the date hereof, and (b) any Person (other than natural persons) the management of which is, directly or indirectly, controlled by, or of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of any Purchaser, taxes imposed on or measured by the net income or overall gross receipts of such Purchaser.

“Trading Day” means a day on which the principal Trading Market for the Common Stock is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange; the NYSE American; The Nasdaq Capital Market; The Nasdaq Global Market; The Nasdaq Global Select Market; OTC Markets; or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Series V Certificate of Designation, the Common Warrants, the Transfer Agent Instruction Letters, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means West Coast Stock Transfer, Inc. and any successor transfer agent for the Company’s Common Stock.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent, duly acknowledged and agreed by the Transfer Agent, which instructs the Transfer Agent to issue the Preferred Stock pursuant to the Transaction Documents, in form attached hereto as Exhibit A and otherwise in form and substance satisfactory to the Purchasers on the Closing Date.

“Underlying Shares” means the Conversion Shares and the Common Warrant Shares.

“Voting Stock” means Capital Stock of any Person (i) having ordinary power to vote in the election of any member of the board of directors or any manager, trustee or other controlling persons of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) of this definition.

ARTICLE II. PURCHASE AND SALE

2.1 Purchase. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Purchasers will purchase, severally and not jointly, an aggregate of up to $2,000,000 of shares of Preferred Stock with an aggregate Stated Value for each Purchaser equal to such Purchaser’s Subscription Amount and Common Warrants, as set forth on Schedule I.

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2.2 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser agrees, severally and not jointly, to purchase, at the Closing the Securities for such Purchaser set forth on Schedule I. At the Closing, such Purchaser shall deliver to the Company, via wire transfer to an account designated by the Company, immediately available Dollars equal to such Purchaser’s Subscription Amount, and the Company shall deliver to such Purchaser its Securities, as set forth in Section 2.3(a) and such Purchaser shall deliver to the Company the other items set forth in Section 2.3 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.3 and 2.4 for Closing, such Closing shall occur remotely by electronic exchange of Closing documentation, or at a physical location as the parties may mutually agree. Notwithstanding anything herein to the contrary, if the Closing Date does not occur within 10 Business Days of the date hereof, this Agreement shall terminate and be null and void.

2.3 Deliveries.

(a) Deliveries to Purchasers. On or prior to the Closing (except as noted), the Company shall deliver or cause to be delivered to each Purchaser the following, each dated as of the Closing Date and in form and substance satisfactory to the Purchaser:

(i) this Agreement, duly executed by the Company;

(ii) a copy of the Transfer Agent Instruction Letter instructing the Transfer Agent to deliver via book entry to the applicable balance account, a number of shares of Series V Preferred Stock equal to the Purchaser’s Series V Subscription Amount divided by the Stated Value as set forth on Schedule I hereto, registered in the name of the Purchaser and evidence of the filing and acceptance of the Series V Certificate of Designation from the Secretary of State of Nevada;

(iii) an originally signed Common Warrant registered in the name of such Purchaser to purchase up to the number of shares of Common Stock equal to 50% of such Purchaser’s shares of Preferred Stock with an exercise price equal to the Stated Value multiplied by 2, subject to adjustment as set forth therein; and

(iv) an officer’s certificate and compliance certificate from the Company.

(b) Deliveries to the Company. On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following, each dated as of the Closing Date and in form and substance satisfactory to the Company:

(i) this Agreement, duly executed by such Purchaser; and

(ii) such Purchaser’s Subscription Amount.

2.4 Closing Conditions.

(a) Conditions to the Company’s Obligations. The obligations of the Company pursuant to Section 2.2 in connection with the Closing are subject to the satisfaction, or waiver in accordance with this Agreement, of the following conditions on or before the Closing Date:

(i) the representations and warranties of each Purchaser contained herein shall be true and correct as of the Closing Date (unless expressly made as of an earlier date herein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements required to be performed by any Purchaser on or prior to the Closing Date (other than the obligations set forth in Section 2.2 to be performed at the Closing) shall have been performed; and

(iii) the delivery by each Purchaser of the items such Purchaser is required to deliver prior to the Closing Date pursuant to Section 2.3(b).

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(b) Conditions to the Purchaser’s Obligations. The respective obligations of each Purchaser pursuant to Section 2.2 in connection with the Closing are subject to the satisfaction, or waiver in accordance with this Agreement, of the following conditions on or before the Closing Date, both before and after giving effect to the Closing:

(i) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date (unless expressly made as of an earlier date herein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements required to be performed by the Company or any on or prior to the Closing Date pursuant to this Agreement (other than the obligations set forth in Section 2.3 to be performed at the Closing) shall have been performed;

(iii) the delivery by the Company of the items the Company is required to deliver on or prior to the Closing Date pursuant to Section 2.3(a);

(iv) the Company shall have filed with the State of Nevada, and the State of Nevada shall have provided evidence of acceptance of, the Series V Certificate of Designation;

(v) there shall be no breach of any obligation, covenant or agreement of the Company under this Agreement and no existing event which, with the passage of time or the giving of notice, would constitute such a breach;

(vi) no Material Adverse Effect shall have occurred from the date hereof through the Closing Date;

(vii) from the date hereof through the Closing Date, trading in the shares of Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, and without regard to any factors unique to such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing;

(viii) the Company meets the current public information requirements under Rule 144 in respect of the Securities; and

(ix) any other conditions contained herein, including delivery of the items that the Company is required to deliver on or prior to the Closing Date pursuant to Section 2.3.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser as of the Closing Date as to the Company, each subject to the exceptions set forth in the Disclosure Schedules, which Disclosure Schedules are deemed a part hereof and qualifies any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules:

(a) Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on the Disclosure Schedules. The Company owns, directly or indirectly, all of the Capital Stock and Stock Equivalents of each Subsidiary free and clear of any Liens, other than as set forth in the SEC Reports, and all of the issued and outstanding shares of Capital Stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

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(b) Organization and Qualification. The Company is a Person having the corporate form listed on the Disclosure Schedules, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization listed on the Disclosure Schedules and is duly qualified or licensed to transact business in its jurisdiction of organization, the jurisdiction of its principal place of business, and, except where the failure to do so would not have a Material Adverse Effect, any other jurisdiction where such qualification is necessary to conduct its business or own the property it purports to own. No Proceeding exists or has be instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has the right, power and authority to enter into and discharge all of its obligations under this Agreement, which constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to bankruptcy and similar Regulations affecting creditors’ rights generally; and has the power, authority, Permits and Licenses to own its property and to carry on its business as presently conducted.

(c) Authorization; Enforcement. The execution, delivery, performance by the Company of its obligations, and exercise by the Company of its rights under this Agreement, (i) have been duly authorized by all necessary corporate actions of the Company, (ii) except for the Required Filings, do not require any Consents or Permits that have not been obtained prior to the date hereof and each such Permit or Consent is in full force and effect and not subject of any pending or, to the best of the Company’s knowledge, threatened, attack or revocation, and (iii) are not and will not be in conflict with or prohibited or prevented by or create a breach under (A) except for those that do not have a Material Adverse Effect, any Regulation or Permit, or (B) any corporate governance document or resolution. Upon execution and delivery hereof, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Issuance of the Securities. The shares of Preferred Stock are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement. The Underlying Shares, when issued in accordance with the terms of the applicable Preferred Stock or Common Warrants, as applicable, are, and will be upon the exercise thereof, duly authorized, and will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided therein.

(e) Capitalization. The capitalization of the Company is as set forth on the Disclosure Schedules, which Disclosure Schedules also includes the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any Capital Stock or Stock Equivalent since its most recently filed periodic report under the Exchange Act except (i) as set forth on the Disclosure Schedules, (ii) for the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans, and (iii) pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act as set forth on the Disclosure Schedules. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in, or triggered by, the transactions contemplated by this Agreement (including the issuance of the Securities) as set forth on the Disclosure Schedules. There are no outstanding Stock Equivalents with respect to any shares of Common Stock, and there are no contractual obligations by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents except as set forth on the SEC Reports. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or any other securities to any Person (other than to any Purchaser) and will not result in a right of any holder of securities issued by the Company to adjust the exercise, conversion, exchange or reset price under any Stock Equivalent, except as set forth on the Disclosure Schedules. All of the outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all securities Regulations, and no such outstanding share was issued in violation of any preemptive right or similar or other right to subscribe for or purchase securities. No further approval or authorization of any stockholder or the Board of Directors, and no other Permit or Consent, is required for the issuance and sale of the Securities. There are no stockholders’ agreements, voting agreements or other similar contractual obligations with respect to the Company’s Capital Stock or Stock Equivalents to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders or other equity investors.

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(f) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 1 year preceding the date hereof (or such shorter period as the Company was required by Regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Except as disclosed in footnotes to such financial statements, such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to customary and immaterial year-end audit adjustments.

(g) Material Adverse Effects; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) the Company has not incurred any indebtedness or other liability (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required by GAAP to be reflected in the Company’s financial statements and not required to be disclosed in filings made with the Commission, (iii) the Company has not altered its fiscal year or accounting methods, (iv) the Company has not issued any Capital Stock to any officer, director or other Affiliate, and (v) there has been no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company, its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities Regulations at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(h) Litigation. Except as set forth in the SEC Reports, there is no Proceeding against the Company or any of its Subsidiaries or any current or former officer or director of the Company or any of its Subsidiaries in its capacity as such which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Securities, (ii) involves the Commission or otherwise involves violations of securities Regulations, or (iii) could, assuming an unfavorable result, have or reasonably be expected to result in a Material Adverse Effect, and none of the Company, its Subsidiaries, or any director or officer of any of them, is or has been the subject of any Proceeding involving a claim of violation of or liability under securities Regulations or a claim of breach of fiduciary duty. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(i) Labor Relations. There is (i) no unfair labor practice at the Company and there is no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to their knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Subsidiaries or to their knowledge threatened against any of them, (ii) no strike, work stoppage or other labor dispute in existence or to their knowledge threatened involving the Company or any of its Subsidiaries, and (iii) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries, as the case may be, and no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii), or (iii) above, either individually or in the aggregate) such as could not reasonably likely to have a Material Adverse Effect.

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(j) Compliance. Neither the Company nor any of its Subsidiaries, except as set forth in the SEC Reports or as could not have or reasonably be expected to result in a Material Adverse Effect: (i) is in violation of any judgment, decree or order of any Governmental Authority; (ii) is or has been in violation of any Regulation, and to the knowledge of the Company, no Person has made or threatened to make any claim that such a violation exists (including relating to taxes, environmental protection, occupational health and safety, product quality and safety, employment or labor matters); or (iii) has incurred, or could reasonably be expected to incur Losses relating to compliance with Regulations (including clean-up costs under environmental Regulations), nor have any such Losses been threatened.

(k) Permits. The Company and its Subsidiaries possess all Permits, each issued by the appropriate Governmental Authority, that are necessary to conduct their respective businesses as described in the SEC Reports and which failure to possess could reasonably be expected to result in a Material Adverse Effect and neither the Company nor any Subsidiary thereof has received any notice of proceedings relating to the revocation or modification of any such Permit.

(l) Title to Assets. The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good title in fee simple to all personal property owned or purported to be owned by any of them that is material to the business of the Company or any of its Subsidiaries, in each case free and clear of all Liens except as set forth in the SEC Reports and except for (i) Liens that do not materially affect the value of any such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any of its Subsidiaries (and any personal property if such lease is material to the business of the Company or any of its Subsidiaries) are held by them under valid, subsisting and enforceable leases with which the Company and its Subsidiaries party thereto are in compliance.

(m) Intellectual Property. Except where the failure to do so would not have a Material Adverse Effect, the Company and each of its Subsidiaries have, or have rights to use, all Intellectual Property Rights they purport to have or have rights to use, which, in the aggregate for all of the Company and its Subsidiaries, constitute all Intellectual Property Rights necessary or required for use in connection with the businesses of the Company and its Subsidiaries as presently conducted. Neither the Company nor any of its Subsidiaries has received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within 2 years from the date of this Agreement, and, to the knowledge of the Company, no event has occurred that permits, or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Neither the Company nor any of its Subsidiaries has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim, nor has such a claim been threatened or could reasonably be expected to be made, and neither the Company nor any of its Subsidiaries otherwise has any knowledge that any slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods or services bearing or using any Intellectual Property Right presently contemplated to be sold by or employed by Intellectual Property Right of the Company or any of its Subsidiaries violate or infringe upon the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any Intellectual Property Right registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those set forth on the Disclosure Schedules, or has granted any licenses with respect thereto other than as set forth on the Disclosure Schedules.

(n) Transactions with Related Parties. Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to any contractual obligation or other transaction with any Related Party that is not the Company or a Subsidiary of the Company, including (a) Investments the Company or any of its Subsidiaries in any such other Related Party or indebtedness owing by or to any such other Related Party and (b) transfers, sales, leases, assignments or other acquisitions or dispositions of any asset, in each case except for (x) transactions in the ordinary course of business on a basis no less favorable to the Company and its Subsidiaries as would be obtained in a comparable arm’s length transaction with a Person not a Related Party and (y) salaries and other director or employee or other staff compensation, including expense reimbursements and employee benefits, of the Company and its Subsidiaries.

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(o) Sarbanes-Oxley; Internal Accounting Controls. The Company and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all related Regulations. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed in the reports the Company is required to file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(p) Certain Fees. No brokerage or finder’s fees or commissions or similar fees are or will be payable by the Company or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. No Purchaser shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this clause (p) that may be due in connection with the transactions contemplated by this Agreement.

(q) Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(r) Investment Company. Neither the Company nor any of its Subsidiaries is, or is an Affiliate of (and, immediately after receipt of payment for the Securities and before and after giving effect to the use of the proceeds thereof, none will be or be an Affiliate of), an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company and its Subsidiaries shall conduct their business in a manner so that they will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(s) Registration Rights. Except as set forth in the SEC Reports, no Person has any right to cause the Company or any of its Subsidiaries to effect the registration under the Securities Act of any securities of the Company or any of its Subsidiaries.

(t) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

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(u) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including as a result of the Company’s issuance of the Securities and the ownership of the Securities by any Purchaser or any Affiliate of any Purchaser.

(v) MNPI. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that none of the Company, its Affiliates, or agents or counsel or any other Person acting on behalf of the foregoing has provided any Purchaser, any Purchaser Party or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that each Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(w) No Integrated Offering. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(x) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(y) Foreign Corrupt Practices. Neither the Company nor any Related Party of the Company, has done any of the following, directly or indirectly (including through agents, contractors, trustees, representatives and advisors): (i) made contributions or payments of, or reimbursement for, gifts, entertainment or other expenses, in each case that could reasonably be viewed as unlawful under U.S. or other Regulations related to foreign or domestic political activity; (ii) made payments to U.S. or other officials, judges, employees or other staff members of any Governmental Authority or other Persons viewed as government officials under any Regulation or to any foreign or domestic political parties, elected or union officials or campaigns in order to obtain, retain or direct business or obtain any improper advantage; (iii) failed to disclose fully any contribution or other payment made by the Company or any of its Subsidiaries (or made by any person acting on the behalf of any of the foregoing) which could reasonably be viewed as in violation of U.S. or other Regulations; or (iv) any other activity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Regulation sanctioning or purporting to sanction bribery, corruption and other improper payments.

(z) Accountants. The Company’s accounting firm is Marcum LLP, Costa Mesa, California. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(aa) [Reserved.]

(bb) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser, Purchaser Party or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

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(cc) Regulation M Compliance. The Company has not, and to its knowledge neither the Company, its Subsidiaries or no one acting on any of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(dd) Stock Option Plans. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(ee) Sanctions. Neither the Company nor a Related Party of the Company, directly or indirectly (including through agents, contractors, trustees, representatives or advisors) (a) is in violation of any Sanctions Law or engages in, or conspire or attempts to engage in, any transaction evading or avoiding any prohibition in any Sanction Law, (b) is a Sanctioned Person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) has any assets located in Sanctioned Jurisdictions, or (d) deals in, or otherwise engages in any transactions relating to, any property or interest in property blocked pursuant to any Regulation administered or enforced by the U.S. Office of Foreign Assets Control (“OFAC”).

(ff) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon any Purchaser’s request.

(gg) Bank Holding Company Act and Other Limiting Regulations. Neither the Company nor any Affiliate of the Company is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company and its Subsidiaries and Affiliates do not own or control, directly or indirectly, individually or in the aggregate, 5% or more of the outstanding shares of any class of voting securities or 25% or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates, either individually or in the aggregate, directly or indirectly, exercise or has the ability to exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Company is not an “investment company” and is not a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Regulation or Permit limiting the Company’s ability to incur indebtedness for borrowed money.

(hh) Promotional Stock Activities. Neither the Company nor any of its Subsidiaries and none of their officers, directors, managers, affiliates or agents have engaged in any stock promotional activity that constitutes (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping, or (iv) promotion without proper disclosure of compensation.

(ii) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

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(jj) [Reserved.]

(kk) AML/CTF Regulations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and other applicable money laundering and counter-terrorism financing Regulations (collectively, the “AML/CTF Regulations”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any AML/CTF Regulation is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened.

(ll) Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506(b) of Regulation D promulgated under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as such term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (as each such term is used and understood in Rule 506(d) of Regulation D under the Securities Act, each a “Company Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of Regulation D promulgated under the Securities Act and has furnished to the Purchaser a copy of any disclosures provided thereunder. The Company will notify each Purchaser in writing, prior to the Closing Date, of (i) any Disqualification Event relating to any Company Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person.

(mm) No Other Covered Persons. There is no Person (other than a Company Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of the Purchaser in connection with the sale of any Securities.

(nn) [Reserved.]

(oo) Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company.

(pp) Shell Company Status. Except as set forth in the SEC Reports, the Company has never been, and is not presently, an issuer identified as a Shell Company.

3.2 Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. This Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered or otherwise purchased or acquired the Securities, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the reports filed with the Commission, including the SEC Reports, and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; provided, however, that the Purchaser has not requested nor been provided by the Company with any non-public information regarding the Company, its financial condition, results of operations, business, properties, management and prospects. The Purchaser acknowledges and agrees that neither the Company nor anyone else has provided the Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.

(f) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, if such Purchaser is a multi-managed investment vehicle (whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets), the representation set forth above in this clause (g), shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

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(h) Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, such Purchaser at the time of sale is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

The Company acknowledges and agrees that the representations and warranties of each Purchaser set forth in Section 3.2 shall not modify, amend or affect any Purchaser’s right to rely on the representations and warranties of the Company contained in this Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV. OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities and any Underlying Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities or Underlying Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, at the Company’s sole expense in the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities or Underlying Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b) Each Purchaser agrees, severally but not jointly, to the imprinting, for as long as is required by this Section 4.1, of a legend on all of the Securities and Underlying Shares in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

The Company acknowledges and agrees that each Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of its Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Company’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

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(c) The Securities and Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement covering the resale of such security is effective under the Securities Act; (ii) following any sale of such Securities or Underlying Shares pursuant to Rule 144; (iii) if such Securities or Underlying Shares are eligible for sale under Rule 144; or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall upon request of any Purchaser and at the Company’s sole expense cause its counsel (or at such Purchaser’s option, exercised in its sole discretion, counsel selected by such Purchaser) to issue a legal opinion to the Transfer Agent promptly after any of the events described in (i)-(iv) in the preceding sentence if required by the Transfer Agent to effect the removal of any legend (including that described in Section 4.1(b)), with a copy to such Purchaser and its broker. The Company agrees that following such time as such legend is no longer required under this Section 4.1(c), it will, no later than 2 Trading Days following the delivery by any Purchaser to the Company or the Transfer Agent of a certificate representing Securities or Underlying Shares, issued with a restrictive legend (such 2nd Trading Day, the “Legend Removal Date” of such Securities or Underlying Shares of such Purchaser), instruct the Transfer Agent to deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for the Securities or Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to such Purchaser by crediting the account of such Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. The Company agrees to bear all costs associated with the removal of any legends on behalf of the Purchaser including costs of an opinion of counsel required to sell any securities issued hereunder.

(d) In addition to such Purchaser’s other available remedies, the Company shall pay to such Purchaser, in cash, as partial liquidated damages and not as a penalty, $1,000 per Trading Day for each Trading Day after the Legend Removal Date of such Securities or Underlying Shares of such Purchaser until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities or Underlying Shares as required by this Agreement, and each Purchaser shall have, severally and not jointly, the right to pursue all remedies available to it at law or in equity including a decree of specific performance and/or injunctive relief.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities and Underlying Shares may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under this Agreement, including its obligation to issue the Securities pursuant to this Agreement, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information.

(a) Until the earlier of the time that (i) no Purchaser owns Securities or (ii) the Common Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act; except in connection with a merger or consolidation of the Company where the Company is not the surviving entity, or the acquisition of, or any other going private or other similar transaction involving, the Company.

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(b) At any time during the period commencing from the 6-month anniversary of the date hereof and ending at such time that all of the Securities have been sold or may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to any Purchaser’s other available remedies, the Company shall pay to each Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell its Securities, an amount in cash equal to 1.0% of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every 30th day (pro-rated for periods totaling less than 30 days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for such Purchaser to transfer any Securities pursuant to Rule 144. The payments to which such Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the 3rd Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments when required by the preceding sentence, such Public Information Failure Payments shall bear interest at the rate of 1.0% per month (accruing and due daily and prorated for partial months) until paid in full. Nothing herein shall limit each Purchaser’s right to pursue actual damages for the Public Information Failure, and each Purchaser shall have the right to pursue all remedies available to it at law or in equity including a decree of specific performance and/or injunctive relief and recovery of loss profits.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.5 [Reserved.]

4.6 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “acquiring person” (or similar or equivalent term) under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and any Purchaser.

4.7 Material Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company covenants and agrees that neither it, nor any of its Affiliates, nor any other Person acting on its behalf, will provide any Purchaser, any Purchaser Party or their respective agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such information is disclosed to the public, or such Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. No Purchaser has been provided by the Company or any Related Party the Company any information, that constitutes, or may constitute, material non-public information with respect to the Company. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations, warranties and covenants in effecting transactions in securities of the Company.

4.8 [Reserved.]

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4.9 Indemnification of Each Purchaser Party. The Company shall indemnify against, and hold harmless from, each Purchaser, their Related Parties, each Person who controls any of them (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and their agents, contractors, trustees, representatives and advisors (each, a “Purchaser Party”) any and all Losses that any Purchaser Party may suffer or incur as a result of or relating to (a) the administration, performance or enforcement by the Purchasers of any of this Agreement or consummation of any transaction described herein, (b) the existence of, perfection of, a Lien upon or the sale or collection of, or any other damage, Loss, failure to return or other realization upon any collateral, (c) the failure of the Company or any of its Related Parties (whether directly or through their agents, contractors, trustees, representatives and advisors) to observe, perform or discharge any of the covenants or duties under this Agreement, and (d) any Proceeding, whether or not any Purchaser Party is a party thereto (including Proceedings instituted by any Governmental Authority or any holder of any equity interest in, or other direct or indirect investor in, the Company who is not an Affiliate of such Purchaser Party) with respect to this Agreement or the transactions contemplated herein. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of the recipient of any payment made under this Agreement, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be imposed on the Company or any Purchaser Party, whether or not lawfully payable, on account of the execution or delivery of this Agreement, or the creation or repayment of any of obligations hereunder, by reason of any applicable Regulations now or hereafter in effect, each Company shall, jointly and severally, pay (or shall promptly reimburse such Purchaser Party for the payment of) all such Taxes, including any interest, penalties, expenses and other Losses with respect thereto), and will indemnify and hold the Purchaser Parties harmless from and against all Losses arising therefrom or in connection therewith. The foregoing indemnities shall not apply to Losses incurred by any Purchaser Party as a result of its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, the obligations of the Company with respect to each indemnity given by it in this Agreement in favor of the Purchaser Parties shall survive the termination of this Agreement. The indemnification required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnification contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to any Regulation.

4.10 [Reserved.]

4.11 [Reserved.]

4.12 Trading Activities of Purchasers.

(a) Prohibited Short Sales. Each Purchaser, severally and not jointly, covenants and agrees that neither it, nor any of its Affiliates acting on its behalf or pursuant to any understanding with it, will execute (i) any Short Sales of the Common Stock or (ii) any hedging transaction that establishes a net short position with respect to the Company’s Common Stock, in each case during the period commencing with the execution of this Agreement and ending 180 days after the date of execution of this Agreement (a “Prohibited Short Sale”); provided, that this provision shall not operate to restrict any Purchaser’s trading under any prior securities purchase agreement containing contractual rights that explicitly protects such trading in respect of the previously issued securities.

(b) Acknowledgment Regarding Purchasers’ Other Trading Activities. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for this Section 4.12), it is understood and acknowledged by the Company that (i) no Purchaser has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling Securities of the Company or from entering into Short Sales or Derivatives based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including Short Sales or Derivatives, before or after the Closing or the closing of any future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) each Purchaser, and counter-parties in Derivatives to which any Purchaser is a party, directly or indirectly, may presently have a “short” position in the shares of Common Stock and (iv) no Purchaser shall be deemed to have any affiliation with or control over any arm’s length counter-party in any Derivative. The Company further understands and acknowledges that (y) each Purchaser may engage in hedging activities at various times during the period that the Securities are outstanding, including, during the periods that the value of the Securities deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities and Derivatives do not constitute a breach of any of the Transaction Documents.

4.13 [Reserved.]

4.14 Other Public Disclosures. The Company and the Purchasers shall consult with each other in issuing any other public disclosure with respect to the transactions contemplated hereby, and none of the Company or any Purchaser shall issue any such public disclosure nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Required Purchasers, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is reasonably viewed as required by any Regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the trademark, service mark, symbol, logo (or any abbreviation, contraction or simulation thereof) of any Purchaser (including in any filing with the Commission, regulatory agency or Trading Market, including the Current Report on Form 8-K filing referenced above) without the prior consent of the Purchaser (including in any press release, letterhead, public announcement or marketing material), except, and then only after consulting with such Purchaser, to the extent required to do so under applicable Regulations (including as required in any registration statement filed with the Commission). The Company and its Affiliates shall not represent that the Company or any of its Affiliates, any product or service of the Company or its Affiliates, or any know how or policy or practice of the Company or its Affiliates has been approved or endorsed by any Purchaser Party.

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4.15 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.16 Shares of Common Stock.

(a) DWAC. The Company shall ensure that its shares of Common Stock are and remain eligible for the “Deposit and Withdrawal at Custodian” (DWAC) service of the Deposit Trust Corporation and not subject to any restriction or limitation imposed by or on behalf of the Deposit Trust Corporation on any of its services or any other restriction or limitation on the use of the services provided by the Deposit Trust Corporation (DTC chill).

(b) Reservation. The Company has reserved from its duly authorized capital stock the maximum number of Underlying Shares issuable pursuant to this Agreement and the Common Warrants.

(c) Trading Markets. The shares of Common Stock are trading, and the Company believes in good faith that they shall continue to trade uninterrupted, on any Trading Market. All of the Underlying Shares issuable pursuant to this Agreement shall be listed or quoted for trading, and the Company shall use its best efforts to ensure that such shares continue to be listed or quoted for trading interrupted, on any Trading Market.

ARTICLE V. FURTHER AGREEMENTS OF THE PARTIES

5.1 Further Covenants.

(a) The Board shall pass resolutions appointing Sabas Carrillo as the Chief Executive Officer of the Company and shall subsequently enter into an employment arrangement with Mr. Carrillo.

(b) The Board shall pass resolutions appointing Jim Miller as the Chief Operations Officer of the Company and shall subsequently enter into an employment arrangement with Mr. Miller.

(c) Subject to Board approval and compliance with applicable laws and regulation, the Board shall pass resolutions appointing Sabas Carrillo and Jim Miller as directors of the Company and the Company shall undertake any necessary actions, including, but not limited to amending its certificate of incorporation and/or bylaws (if necessary) and obtaining director and officer insurance, in order to effect such appointments.

(d) Subject to Board approval and compliance with applicable laws and regulation, the Board shall pass resolutions that a qualified representative duly nominated by the majority of the holders of the Preferred Stock shall be appointed as a director of the Company and the Company shall undertake any necessary actions, including, but not limited to amending its certificate of incorporation and/or bylaws (if necessary) and obtaining director and officer insurance, in order to effect such appointment.

ARTICLE V. MISCELLANEOUS

6.1 Termination and Survival. This Agreement may be terminated by each Purchaser, as to the Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the Company and the other Purchasers, if the Closing has not occurred on or before December 31, 2022. Termination of this Agreement will not affect the right of any party to sue for any breach by any other party (or parties) prior to such termination. The representations and warranties, covenants and other provisions hereof shall survive the Closing and the delivery of the Securities. Notwithstanding any termination of this Agreement, the reimbursement and indemnities to which the Purchaser Parties are entitled under the provisions of this Agreement shall continue in full force and effect and shall protect the Purchaser Parties against events arising after such termination as well as before.

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6.2 Fees and Expenses. Whether or not the transactions contemplated hereby shall be consummated or any Securities shall be purchased, the Company agrees to pay promptly to each Purchaser Party, or reimburse each Purchaser Party for, the following:

(a) all the costs, fees and expenses of the Transfer Agent (including any fees required for same-day processing of any instruction letter delivered by the Company and all other costs and expenses (including stamp taxes and other taxes and duties levied) incurred in connection with the delivery to any Purchaser of any Securities;

(b) all the actual and reasonable costs, fees and expenses of administration of the Transaction Documents and preparation, execution and closing of any consents, amendments, waivers or other modifications thereto, including the reasonable fees, expenses and disbursements of counsel to such Purchaser Party in connection therewith and in connection with any other documents or matters requested by the Company (including through agents, contractors, trustees, representatives and advisors) or otherwise prepared or delivered in connection with any Transaction Document; and

(c) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers used in connection with the Transaction Documents.

The foregoing shall be in addition to, and shall not be construed to limit, any other provisions of this Agreement regarding indemnification and costs and expenses to be paid by the Company.

6.3 Modifications and Signatures. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any modification effected in accordance with accordance with this Section 6.3 shall be binding upon each Purchaser and holder of Securities and the Company.

(a) Entire Agreement. This Agreement contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, and understandings, whether written or oral, of the parties hereto, which the parties acknowledge have been merged into such documents.

(b) Amendments. No amendment, modification or termination of any provision of this Agreement or any other Transaction Document shall be effective without the written consent of the Company and the Required Purchasers (or such other number of Purchasers as expressly stated in other provisions of the Transaction Documents); provided, that this clause (b) may only be modified with the consent of all Purchasers. No waiver or consent shall be effective against any party unless given in writing and then any such waiver shall then be effective only in the specific instance and for the specific purpose for which it was given. Where the consent or waiver of the Purchasers generally (and not each Purchaser) is required, it may be given by the Required Purchasers.

(c) Successors and Assigns. This Agreement shall bind and inure solely to the benefit of the Company, the Purchaser Parties, and their respective successors and, if permitted, assigns; provided, that the Company may not assign this Agreement or any other Transaction Document or any rights or obligations hereunder or thereunder without the Required Purchaser’s prior written consent and any prohibited assignment shall be absolutely void. Unless otherwise expressly provided in any Transaction Document, each Purchaser may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Securities and the Transaction Documents without the consent of the Company; provided, that any transferee of the Securities shall agree in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser” (and any attempt to effect such transfer without securing such agreement shall be null and void).

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(d) No Waiver by Course of Dealing. No notice to or demand on the Company, whether or not in any Proceeding, pursuant to any Transaction Document shall entitle the Company to any other or further notice (except as specifically required hereunder or under any other Transaction Document) or demand in similar or other circumstances. The failure by any Purchaser Party at any time or times to require strict performance by the Company of any provision of this Agreement or any of the other Transaction Documents or the granting of any waiver or indulgence shall not waive, affect or otherwise diminish any right of any Purchaser Party thereafter to demand strict compliance and performance with such provision, shall not affect or be a waiver under any other provision of any Transaction Document except as specifically mentioned and shall not constitute a course of dealing by such Purchaser Party at variance with the terms of this Agreement or any other Transaction Document (and therefore, among other things, shall not require further notice by such Purchaser Party of its intent to require strict adherence to the terms of such Transaction Document in the future). Any such actions shall not in any way affect the ability of each Purchaser Party, in its discretion, to exercise any rights available to it under this Agreement, the other Transaction Documents or under applicable Regulations.

(e) Execution in Counterparts. This Agreement may be executed in counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and both of which, when taken together, shall constitute but one and the same Agreement. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.

(f) Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement or any other Transaction Document are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

6.4 Notices.

(a) All notices, requests, demands, and other communications to either party hereto or given under any Transaction Document shall be in writing (including electronic mail transmission or similar writing) and shall be given to such party at the physical address or send to the electronic mailing address set forth in the signature pages hereof or at such other physical address or electronic mailing address as such party may hereafter specify for the purpose of notice to the Purchasers and the Company in accordance with the provisions of this Section 6.4.

(b) Each such notice, request or other communication shall be effective (i) if given by mail, three (3) Trading Days after such communication is deposited in the U.S. Mail with first class postage pre-paid, addressed to the noticed party at the address specified herein, (ii) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party, (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party or (iv) if given by electronic mail, when delivered (receipt by the sender of a receipt using the “return receipt” function or receipt of a reply email being presumptive evidence of receipt thereof); provided, that if such electronic mail is not sent prior to the last trading hour of the principal Trading Market of the Common Stock on a Trading Day, such electronic mail shall be deemed to have been sent at the opening of trading on the next Trading Day for such principal Trading Market. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

6.5 Governing Law.

(a) Except as otherwise expressly provided in any other Transaction Document, this Agreement, the other Transaction Documents and all claims, Proceedings and matters arising hereunder or thereunder or related hereto or thereto are governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

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(b) Any Proceeding with respect to any Transaction Document may be brought exclusively in the Nevada State courts sitting in Clark County or the federal courts of the United States of America for the District of Nevada and sitting in Clark County. The Company (i) accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of such courts, (ii) irrevocably waives any objection, including any objection to the laying of venue, based on the grounds of forum non conveniens or that such jurisdiction is improper or otherwise that such party is not subject to the jurisdiction of such courts, that it may now or hereafter have to the bringing of any Proceeding in those jurisdictions, (iii) irrevocably consents to the service of process of any court referred to above in any Proceeding by the mailing of copies of the process to the parties hereto as provided in Section 6.4 and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service effected as provided in this manner will become effective 10 calendar days after the mailing of the process. Notwithstanding the foregoing, nothing contained in any Transaction Document shall affect the right of any Purchaser Party to serve process in any other manner permitted by applicable Regulations or commence Proceedings or otherwise proceed against the Company in any other jurisdiction.

6.6 Severability. Any provision of any Transaction Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Transaction Document or any part of such provision in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In addition, upon any determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify the relevant Transaction Document so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.7 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.8 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

6.9 Remedies.

(a) In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser (severally and not jointly) and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(b) If the Company fails to discharge any covenant, duty or obligation hereunder, each Purchaser may, in its discretion at any time, for the account and at the expense of the Company, pay any amount or do any act required of the Company hereunder or otherwise lawfully requested by any Purchaser (including buying-in shares of Common Stock in the principal Trading Market of the Common Stock in case of failure by the Company to deliver Underlying Shares). All costs and expenses incurred by any Purchaser in connection with the taking of any such action shall be reimbursed to such Purchaser by the Company on demand. Any payment made or other action taken by any Purchaser under this clause (b) shall be without prejudice to any right to assert, and without waiver of, any breach of this Agreement and without prejudice to any Purchaser Party’s right to proceed thereafter as provided herein.

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(c) The remedies provided in this Agreement and all other Transaction Documents shall be cumulative and in addition to all other remedies available under any Transaction Document, whether at law or in equity (including a decree of specific performance and/or other injunctive relief).

(d) Nothing in any Transaction Document shall limit the Purchaser Party’s rights to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Agreement or any other Transaction Document.

6.10 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.11 Further Assurances. The Company agrees to take such further actions as each Purchaser shall reasonably request from time to time in connection herewith to evidence, give effect to or carry out this Agreement and any of the transactions contemplated hereby.

6.12 Interpretation. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of any Transaction Document. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. Except as otherwise expressly provided in any Transaction Document, if the last or appointed day for the taking of any action or the expiration of any right required or granted under any Transaction Document shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day. As used in any Transaction Document, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. When used in any Transaction Document, unless otherwise expressly provided in such Transaction Document, (a) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document, (b) recital, article, section, subsection, schedule and exhibit references are references with respect to such Transaction Document unless otherwise specified, (c) any reference to any agreement shall include a reference to all recitals, appendices, exhibits and schedules to such agreement and, unless the prior written consent of any party is required hereunder and is not obtained, shall be a reference to such agreement as waived, amended, restated, supplemented or otherwise modified and (d) any reference to a specific Regulation shall be to such Regulation, as modified from time to time, together with any successor or replacement Regulation, in each case as in effect at the time of determination. Unless the context otherwise requires, when used in any Transaction Document, the following terms have the following meaning: (u) “execution,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Regulation, including the Federal Electronic Signatures in Global and National Commerce Act and any other similar state Regulation based on the Uniform Electronic Transactions Act, (v) “incur” means incur, create, make, issue, assume or otherwise become or remain directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, as primary obligor or guarantor or endorser, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings, (w) “knowledge” of the Company means the best knowledge of any officer, director or employee of the Company after due inquiry, (x) “including” means “including, without limitation,” (y) “asset” and “property” have the same meaning and mean, “collectively, all rights and interests in tangible and intangible assets and properties, whether real, personal or mixed and including cash, capital stock, revenues, accounts, leasehold interests, contract rights and other rights under Permits and contractual obligations” and (z) “documents” and “documentation” have the same meaning and mean “collectively, all documents, drafts, instruments, agreements, indentures, certificates, forms, opinions, powers of attorney, notices, summons, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.” The headings in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement or any other Transaction Document to statutes and regulations shall include all amendments of same and implementing regulations and any successor statutes and regulations; to any instrument or agreement (including any of the Transaction Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof. Whenever in any provision of any Transaction Document, any Purchaser is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that such Purchaser may take or refrain to take such action in its sole discretion. References to times of the day in any Transaction Document shall refer to Eastern Time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” Time is of the essence of this Agreement and the other Transaction Documents. No provision of this Agreement or any of the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. “month” (but not “calendar month”) means each period from a date of determination to the day (including the Closing Date itself) in the next calendar month numerically-corresponding to such date (provided, that, if such calendar month does not have any such numerically-corresponding day, such numerically-corresponding day shall be deemed to be the last day of such calendar month).

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6.13 Waiver of Jury Trial and Certain Other Rights.

(a) The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of this Agreement or any Transaction Document (whether based on contract, tort or any other theory). Each party (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the other Transaction Documents by, among other things, the mutual waivers and certifications in this section.

(b) The Company acknowledges and agrees that the foregoing waivers are a material inducement to the Purchasers to enter into and accept this Agreement. The Company has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This Section 6.13 shall not restrict a party from exercising pre-judgment remedies under applicable Regulations.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Unrivaled Brands, Inc.		Address for Notice: 3242 S. Halladay St., Suite 202 Santa Ana, CA 92705

By:		Fax: _____________
	Name: Sabas Carrillo	Email:
Title: Interim CEO

[Signature Pages for Purchaser Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:	By:
Name:
Title:

Address for Notices to Purchaser:

Email:

EIN Number: _______________________

For purposes of Section 4.17 only:

By:
Name:
Title:

SECURITIES PURCHASE AGREEMENT FOR ________

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SCHEDULE I

PURCHASERS

1 - Name of Purchaser	2 - Number of Shares of Preferred Stock	3 - Stated Value	4-Number of Common Warrants	5 - Subscription Amount

SECURITIES PURCHASE AGREEMENT FOR ________

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EXHIBIT A

FORM OF TRANSFER AGENT INSTRUCTION LETTER

SECURITIES PURCHASE AGREEMENT FOR ________

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December 28, 2022

West Coast Stock Transfer, Inc.

721 N. Vulcan Ave., First Floor

Encinitas, CA 92024

Re:	Issuance of Shares of Preferred Stock of Unrivaled Brands, Inc.

Ladies and Gentlemen:

Unrivaled Brands, Inc. a Nevada corporation (the “Company”), will enter into a Securities Purchase Agreement (the “Agreement”) with investors to be identified on Schedule I thereto (the “Investors,” and each, an “Investor”), providing for the issuance at the Closing (as defined in the Agreement) of up to $2,000,000 in Subscription Amount (as defined in the Agreement) of shares of the Company’s Series V Preferred Stock (“Preferred Stock”), for an aggregate of up to 153,846,154 shares of Preferred Stock (the “Purchased Shares”).

You are hereby irrevocably authorized and instructed to (i) reserve an aggregate of 153,846,154 shares of Preferred Stock for issuance to the Investors pursuant to the Agreement to cover the Purchased Shares, and (ii) issue and register such Purchased Shares of Preferred Stock in book entry, in such names and in such denominations as set forth on Exhibit A attached hereto, as and when you receive from each such party a duly executed Letter of Transmittal, together with any other required documents.

The Purchased Shares should bear the following restrictive legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Board of Directors of the Company has approved these irrevocable instructions and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

(Signature pages follow)

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Very truly yours, Unrivaled Brands, Inc.

By:
Name:	Sabas Carrillo
Title:	CEO
Date:	December 30, 2022

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EXHIBIT B

FORM OF COMMON WARRANT

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EXHIBIT C

SERIES V CERTIFICATE OF DESIGNATION

34